Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street

Palo Alto, CA 94304

July 22, 2021

Nikola Corporation

4141 E Broadway Road

Phoenix, Arizona 85040

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Nikola Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 relating to the registration under the Securities Act of 1933 (the “Act”) of 1,682,367 shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company, all of which are to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”). Such Registration Statement, as amended, is herein referred to as the “Registration Statement.”

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and validly issued and are fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP